EXHIBIT 12
                              BellSouth Corporation
                    Computation Of Earnings To Fixed Charges
                              (Dollars In Millions)




                                                            For the Nine Months
                                                            Ended September 30,
                                                                   2002
                                                            -------------------
1. Earnings

   (a) Income from continuing operations before deductions
       for taxes and interest                                   $   4,523

   (b) Portion of rental expense representative of interest
       factor                                                          56

   (c) Equity in losses from less-than-50% owned investments
       (accounted for under the equity method of accounting)           21

   (d) Excess of earnings over distributions of less-than-50%
       owned investments (accounted for under the equity
       method of accounting)                                         (310)


        TOTAL                                                   $   4,290
                                                                =========

2. Fixed Charges

   (a) Interest                                                 $     910

   (b) Portion of rental expense representative of interest
       factor                                                          56
                                                                ---------
         TOTAL                                                  $     966
                                                                =========

   Ratio (1 divided by 2)                                            4.44
                                                              ===========